Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	February 18, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Fully Subscribes Diversified DST Offering

Chicago (February 18, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $3.4 billion in portfolio assets, announced today the full subscription of JLLX Diversified Portfolio I, a 1031 tax-deferred exchange offering designed to provide accredited investors with the opportunity to defer taxes on gains from the sale of appreciated real estate. The syndicated offering combines two Delaware Statutory Trusts (DSTs), Mason Mill Distribution Center, DST, which owns a 340,000-square-foot industrial property outside of Atlanta, and San Juan Medical Center, DST, which owns a 40,000-square-foot medical office building in the affluent community of San Juan Capistrano, California. Clients who invested JLLX Diversified Portfolio I purchased interests in both DSTs, diversifying their holdings and spreading their risk among two core, stabilized properties. The total size of the offering was approximately $33 million.

“Our JLL Exchange program is an innovation in itself, however, this diversified offering demonstrates how we continue to find new, creative ways to spread our clients’ investments across stabilized, institutional-quality properties that we believe to be of a lower risk profile,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “There continues to be strong demand from financial advisors and their clients for this investment solution as investors look to add long-term, stable cashflow to their portfolios amid the pandemic and beyond, as evidenced by the record pace at which this DST offering fully subscribed.”

San Juan Medical Center is a two-story, best-in-class medical office building situated on 4.8 acres in Orange County with immediate access to I-5 and excellent visibility to over 500,000 vehicles a day. The property is fully occupied and triple-net leased with a weighted average lease term of over 13 years and annual contractual rent increases in excess of 2.75 percent. LaSalle Investment Management, JLL Income Property Trust’s adviser, has a nearly 20-year track record of identifying and executing opportunities in healthcare oriented real estate.

Mason Mill Distribution Center is a Class A industrial property in Atlanta’s northeast submarket located in Buford, Georgia, Atlanta’s largest and a historical favorite of institutional investors and tenants. This market’s proximity to the Golden Triangle executive housing, high barriers to entry, access to skilled labor and the immediate interstate infrastructure provide an ideal location for higher employee count operations required by large, multinational tenants. The property is fully leased on a long-term basis to a publicly-traded global pharmaceutical distribution company. The tenant invested heavily in the property which is a mission-critical facility servicing the southeast region. Constructed in 2018, the property includes best-in-class features such as 32-foot ceiling height, ESFR sprinklers, LED lighting, a cross-dock design, 100 percent air conditioned and 376 parking spots.

This offering marks JLL Exchange’s (JLLX) third fully subscribed syndicated 1031 offering following the full subscription of JLLX Johns Creek, DST in May 2020 and JLLX Summit at San Marcos, DST in October of 2020. Together, these three programs represent the first 1031 syndications offered by a daily-valued, perpetual NAV REIT advised by an institutional investment manager and sponsored by a leader in global real estate services. The JLLX program was created to offer private placements through the sale of interests in DSTs holding real properties sourced from JLL Income Property Trust’s portfolio or from third parties.

“We are pleased to have provided 1031 clients the ability to diversify their proceeds through an investment in a single offering. During the economic uncertainty of the global pandemic, we feel high quality properties, lower fees, and institutional management are particularly attractive to high net worth clients,” said Drew Dornbusch, Head of the JLLX 1031 Platform.

Benefits of an Institutional 1031 Exchange Solution

•Institutional investment management platform and track record.
•Access to higher quality, larger and more broadly diversified property portfolio.
•Long-term investment solution for investors no longer wanting to actively manage real estate.
•Lower fees than typically charged to individual investors accessing the traditional 1031 marketplace

JLL Income Property Trust is an institutionally managed, daily NAV REIT providing investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Exchange
Launched in 2019, JLL Exchange is a 1031 tax-deferred exchange program designed to provide accredited investors with the opportunity to defer taxes on gains from the sale of appreciated real estate. JLL Exchange offers a series of private placements through the sale of interests in Delaware Statutory Trusts (DSTs) holding real properties sourced from Income Property Trust’s portfolio or from third parties. For more information, visit www.jllexchange.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.